EXHIBIT 22.1

Advanced Life Sciences Holdings, Inc.
2006 ANNUAL MEETING OF STOCKHOLDERS

CERTIFICATE AND REPORT OF INSPECTOR OF ELECTION

The undersigned Inspector of Election appointed to act at the Annual Meeting of Stockholders of Advanced Life Sciences Holdings, Inc., held at 1440 Davey Road, Woodridge, IL  60517, at 11:00 a.m. Local Time on May 2, 2006 does hereby certify that:

1.     The meeting was held at the time and place specified above.

2.     Out of 28,226,763 shares of Common Stock entitled to vote at such meeting, there were present in person or by proxy 20,957,534 shares.

3.     The vote for the proposals was as follows:

Proposal No.1:   Election of Directors

Name	For	Withheld
Terry W. Osborn	20,931,934	25,600
Israel Rubinstein	20,957,434	100

Proposal No. 2:   Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

For	Against	Abstain
20,957,534	0	0

The undersigned Inspector hereby certifies that the foregoing is a true, accurate and correct report of the results of voting at the Annual Meeting of Stockholders of Advanced Life Sciences Holdings, Inc., held on May 2, 2006.

Executed as of the 5th day of May 2006.

Inspector:

/s/ Michael J. Cogan
Michael J. Cogan, Inspector of Election